                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
                                 (RULE 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13D-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13D-2(a)




                              HYBRID NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44860K102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


            Stephen E. Halprin                       Edwin Lowe, Esq.
       OSCCO Management Partners III                Fenwick & West LLP
               12 Hawk View                        Two Palo Alto Square
         Portola Valley, CA  94028                 Palo Alto, CA  94306
                                                      (650) 494-0600
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)


                                  December 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                  SCHEDULE 13D

------------------------------------------------

CUSIP NO.  44860K102
------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           OSCCO III, L.P.   94-3100071
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable
---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of California
---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    330,231
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   Not Applicable
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 330,231
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      Not Applicable
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           330,231
---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 5%
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           OSCCO MANAGEMENT PARTNERS III               94-3100206
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)  / /
    2                                                                                                    (b) /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable
---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           State of California
---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    330,231
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   Not Applicable
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 330,231
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      Not applicable
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           330,231
---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 5%
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           STEPHEN E. HALPRIN         SS# ###-##-####
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)  / /
    2                                                                                                   (b)  /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable
---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    Not Applicable
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   330,231
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 Not Applicable
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      330,231
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           330,231
---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 5%
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           F. Ward Paine              SS # ###-##-####
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)  / /
    2                                                                                                   (b)  /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable
---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    Not Applicable
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   330,231
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 Not Applicable
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      330,231
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           330,231
---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 5%
---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------------------------------------------

------------------------------------------------

CUSIP NO  44860K102
------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jonathan C. Baer           SS # ###-##-####
---------- ---------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)  / /
    2                                                                                                   (b)  /X/

---------- ---------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS

           Not Applicable
---------- ---------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)           / /

---------- ---------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
---------- ---------------------------------------------------------------------------------------------------------
                                7     SOLE VOTING POWER
              NUMBER
                OF                    Not Applicable
                             -------- ------------------------------------------------------------------------------
              SHARES            8     SHARED VOTING POWER
           BENEFICIALLY
              OWNED                   330,231
                             -------- ------------------------------------------------------------------------------
                BY              9     SOLE DISPOSITIVE POWER
               EACH
            REPORTING                 Not Applicable
                             -------- ------------------------------------------------------------------------------
              PERSON            10    SHARED DISPOSITIVE POWER
               WITH
                                      330,231
---------- ---------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           330,231
---------- ---------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                             / /

---------- ---------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           Less than 5%

---------- ---------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------------------------------------------

         This Amendment No. 2 to Schedule 13D is filed by OSCCO III, L.P., a California limited partnership ("OSCCO"), OSCCO Management Partners III, a California general partnership and general partner of OSCCO ("OSCCO MANAGEMENT"), and Stephen E. Halprin, F. Ward Paine and Jonathan C. Baer, all being general partners of OSCCO Management (collectively, the "GENERAL PARTNERS," and together with OSCCO and OSCCO Management, the "REPORTING PERSONS"), in connection with the distribution by OSCCO of 432,013 shares (the "SHARES") of Common Stock, $0.001 par value per share (the "COMMON STOCK"), of Hybrid Networks, Inc. (the "ISSUER") to its limited partners in December 1999.

         This Amendment No. 2 to Schedule 13D amends the Schedule 13D filed by the Reporting Persons on November 9, 1999, as amended on November 17, 1999. Except as otherwise indicated, all defined terms shall have the meaning ascribed to such terms in the Schedule 13D, as amended.

         The purpose of this Amendment No. 2 to Schedule 13D is to report the distribution of the Shares by OSCCO to its limited partners. As a result of such distribution, none of the Reporting Persons beneficially owns more than 5% of the Common Stock of the Issuer.

5.       ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) and (b) In December 1999, OSSCO distributed the Shares to its limited partners. Accordingly, as of the date of this statement each Reporting Person beneficially owns only 330,231 shares of Common Stock (including the Common Stock issuable upon conversion of the debentures and exercise of the warrants owned by OSCCO), representing less than 5% of the shares of Common Stock outstanding as of December 31, 1999. Thus, the Reporting Persons are no longer subject to the reporting obligations under Rule 13d-1 of the Securities Act of 1933, as amended.

         (c) In December 1999, OSCCO distributed the Shares to its limited partners. No other Reporting Person has effected a transaction in the Common Stock during the sixty days preceding the date of this Schedule 13D.

         (d) Not applicable.

         (e) In December 1999, each Reporting Person ceased to be a beneficial owner of more than 5% of the Common Stock of Issuer.

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

OSCCO III, L.P.

By:      OSCCO Management Partners III
Its:     General Partner

         By:      /s/ STEPHEN E. HALPRIN
                  ----------------------------
                  Stephen E. Halprin
         Its:     General Partner


OSCCO MANAGEMENT PARTNERS III

         By:      /s/ STEPHEN E. HALPRIN
                  ----------------------------
                  Stephen E. Halprin
         Its:     General Partner


STEPHEN E. HALPRIN

   /s/ STEPHEN E. HALPRIN
-------------------------


F. WARD PAINE

   /S/ F. WARD PAINE
-------------------------


JONATHAN C. BAER

/s/ JONATHAN C. BAER
-------------------------


Date: January 13, 2000